Filed Pursuant to Rule 433

Registration No. 333-233608

Final Term Sheet

September 9, 2019

VERIZON COMMUNICATIONS INC.

€800,000,000 0.875% Notes due 2032

€500,000,000 1.500% Notes due 2039

£550,000,000 1.875% Notes due 2030

Issuer:	Verizon Communications Inc. (“Verizon”)

Title of Securities:	0.875% Notes due 2032 (“Euro Notes due 2032”)
1.500% Notes due 2039 (“Euro Notes due 2039”)
1.875% Notes due 2030 (the “Sterling Notes”)

Trade Date:	September 9, 2019

Settlement Date (T+8):	September 19, 2019

Maturity Date:	Euro Notes due 2032:	March 19, 2032
	Euro Notes due 2039:	September 19, 2039
	Sterling Notes:	September 19, 2030

Interest Payment Dates:	Euro Notes due 2032:	Annually in arrears on each March 19, commencing March 19, 2020
	Euro Notes due 2039:	Annually in arrears on each September 19, commencing September 19, 2020
	Sterling Notes:	Annually in arrears on each September 19, commencing September 19, 2020

Aggregate Principal Amount Offered:	Euro Notes due 2032:	€800,000,000
	Euro Notes due 2039:	€500,000,000
	Sterling Notes:	£550,000,000

Public Offering Price:	Euro Notes due 2032:	99.895% plus accrued interest, if any, from September 19, 2019
	Euro Notes due 2039:	98.823% plus accrued interest, if any, from September 19, 2019
	Sterling Notes:	99.132% plus accrued interest, if any, from September 19, 2019

Pricing Benchmark:	Euro Notes due 2032:	Interpolated EUR mid-swap
	Euro Notes due 2039:	20-year EUR mid-swap
	Sterling Notes:	UKT 4.750% due 2030

Pricing Benchmark Yield:	Euro Notes due 2032:	-0.016%
	Euro Notes due 2039:	0.219%
	Sterling Notes:	0.604%

Re-offer Spread vs.	Euro Notes due 2032:	MS + 90 basis points
Pricing Benchmark:	Euro Notes due 2039:	MS + 135 basis points
	Sterling Notes:	G + 135 basis points

Re-offer Yield (annual):	Euro Notes due 2032:	0.884%
	Euro Notes due 2039:	1.569%
	Sterling Notes:	1.964%

Government Benchmark:	Euro Notes due 2032:	DBR 0.000% due August 15, 2029
	Euro Notes due 2039:	DBR 4.250% due July 4, 2039
	Sterling Notes:	UKT 4.750% due December 7, 2030

Re-offer Spread vs.	Euro Notes due 2032:	B + 146.40 basis points
Government Benchmark:	Euro Notes due 2039:	B + 182.30 basis points
	Sterling Notes:	G + 135.00 basis points

Proceeds to Verizon (before expenses):	Euro Notes due 2032:	99.520%
	Euro Notes due 2039:	98.348%
	Sterling Notes:	98.782%

Interest Rate:	Euro Notes due 2032:	0.875% per annum
	Euro Notes due 2039:	1.500% per annum
	Sterling Notes:	1.875% per annum

Denominations:	Euro Notes:	Minimum of €100,000 and integral multiples of €1,000 in excess of €100,000
	Sterling Notes:	Minimum of £100,000 and integral multiples of £1,000 in excess of £100,000

Redemption:	Euro Notes due 2032: (i) at any time prior to December 19, 2031 (three months prior to maturity) (the “Euro Notes due 2032 Par Call Date”), make-whole call at the greater of 100% of the principal amount of the Euro Notes due 2032 being redeemed, or the discounted present value at the Comparable Government Bond Rate plus 25 basis points, assuming for such purpose that the Euro Notes due 2032 matured on the Euro Notes due 2032 Par Call Date, plus accrued and unpaid interest and (ii) at any time on or after the Euro Notes due 2032 Par Call Date, at 100% of the principal amount of the Euro Notes due 2032 being redeemed plus accrued and unpaid interest

	Euro Notes due 2039: (i) at any time prior to March 19, 2039 (six months prior to maturity) (the “Euro Notes due 2039 Par Call Date”), make-whole call at the greater of 100% of the principal amount of the Euro Notes due 2039 being redeemed, or the discounted present value at the Comparable Government Bond Rate plus 30 basis points, assuming for such purpose that the Euro Notes due 2039 matured on the Euro Notes due 2039 Par Call Date, plus accrued and unpaid interest and (ii) at any time on or after the Euro Notes due 2039 Par Call Date, at 100% of the principal amount of the Euro Notes due 2039 being redeemed plus accrued and unpaid interest

Sterling Notes: (i) at any time prior to June 19, 2030 (three months prior to maturity) (the “Sterling Notes Par Call Date”), make-whole call at the greater of 100% of the principal amount of the Sterling Notes being redeemed, or the discounted present value at the Comparable Government Bond Rate plus 25 basis points, assuming for such purpose that the Sterling Notes matured on the Sterling Notes Par Call Date, plus accrued and unpaid interest and (ii) at any time on or after the Sterling Notes Par Call Date, at 100% of the principal amount of the Sterling Notes being redeemed plus accrued and unpaid interest

CUSIPs:	Euro Notes due 2032:	92343V EY6
	Euro Notes due 2039:	92343V EZ3
	Sterling Notes:	92343V FA7

ISINs:	Euro Notes due 2032:	XS2052320954
	Euro Notes due 2039:	XS2052321093
	Sterling Notes:	XS2052321176

Common Codes:	Euro Notes due 2032:	205232095
	Euro Notes due 2039:	205232109
	Sterling Notes:	205232117

Listing:	Verizon intends to apply to list the notes on the New York Stock Exchange (the “NYSE”). Trading in the notes on the NYSE is expected to begin within 30 days after the original issue, but the listing application is subject to review by the NYSE. Verizon has no obligation to maintain such listing and may delist the notes at any time.

Allocation	Principal Amount of Euro Notes due 2032	Principal Amount of Euro Notes due 2039	Principal Amount of Sterling Notes
Credit Suisse Securities (Europe) Limited	€160,000,000	€100,000,000	£110,000,000
Goldman Sachs & Co. LLC	€160,000,000	€100,000,000	£110,000,000
Merrill Lynch International	€160,000,000	€100,000,000	£110,000,000
Morgan Stanley & Co. International plc	€160,000,000	€100,000,000	£110,000,000
BNP Paribas	€48,000,000	€30,000,000	£33,000,000
ICBC Standard Bank Plc	€48,000,000	€30,000,000	£33,000,000
The Toronto-Dominion Bank	€48,000,000	€30,000,000	£33,000,000
Loop Capital Markets LLC	€5,334,000	€3,334,000	£3,668,000
Samuel A. Ramirez & Company, Inc.	€5,333,000	€3,333,000	£3,666,000
The Williams Capital Group, L.P.	€5,333,000	€3,333,000	£3,666,000
Total	€800,000,000	€500,000,000	£550,000,000

Reference Document:	Preliminary Prospectus Supplement, subject to completion, dated September 9, 2019, Prospectus dated September 4, 2019

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (Europe) Limited at +44-0-20-7888-4021, Goldman Sachs & Co. LLC at +1-866-471-2526, Merrill Lynch International at +1-800-294-1322 or Morgan Stanley & Co. International plc at +44-20-7677-7799, or contacting the issuer at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: (212) 395-1525

Internet Site: www.verizon.com/about/investors

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